UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.       )

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INCYTE CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Incyte Corporation

1801 Augustine Cut-Off

Wilmington, Delaware 19803

Supplement to Proxy Statement for Annual Meeting of Stockholders

Wednesday, June 14, 2023

10:00 AM Eastern Daylight Time

1815 Augustine Cut-Off, Wilmington, Delaware 19803

This supplement, dated June 7, 2023, supplements the definitive proxy statement (the “Proxy Statement”) of Incyte Corporation (the “Company” or “Incyte”) filed with the Securities and Exchange Commission on April 28, 2023, relating to the Company’s Annual Meeting of Stockholders to be held on June 14, 2023 (the “2023 Annual Meeting”).

Executive Compensation Update

The section under the heading “Executive Compensation—Compensation Discussion and Analysis—Compensation Practices and Pollicies—Compensation Recovery Policy” on page 54 of the Proxy Statement is updated to read in its entirety as follows:

Compensation Recovery Policy.   In late 2017, in response to our 2017 stockholder engagement campaign (described more fully under “Stockholder Engagement” starting on page 11), our Board adopted a compensation recovery (“clawback”) policy which provides that, in the event that, on account of fraud or other intentional misconduct, we are required to prepare an accounting restatement, we may recover from any executive officer any incentive compensation erroneously paid or awarded in excess of what would have been paid under the accounting restatement. This policy applies prospectively to certain incentive compensation paid or awarded after January 1, 2018, its effective date, and covers the three-year period preceding the date on which we are required to prepare the accounting restatement. In June 2023, our Board adopted a revised policy that applies not only to cash bonuses or other cash awards but also to equity awards to the extent those bonuses or awards are granted, earned or vested based on the attainment of a financial reporting measure presented in our financial statements or derived from our accounting records. In addition, we are subject to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, which provides that if we are required as a result of misconduct to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, our CEO and CFO may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive. We will revise our clawback policy to comply with the new listing standards proposed to be adopted by The Nasdaq Stock Market related to the final regulations adopted by the SEC to implement the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act, once those listing standards have been adopted.

The last two paragraphs in the section under the heading “Executive Compensation—Compensation Discussion and Analysis—Key Elements of Executive Compensation—Equity-Based Incentive Awards” on pages 60 and 61 of the Proxy Statement is updated to read in its entirety as follows:

For our U.S.-based executive officers, performance shares, RSUs and stock options comprised equal proportions of the total grant date target value of an executive officer’s 2022 annual equity awards. For 2023, the Compensation Committee has determined that the annual equity award mix for our U.S.-based executive officers should be 50% performance shares, 30% stock options and 20% RSUs.

Fifty percent of performance shares granted in July 2022 are associated with certain clinical development objectives, including certain NDA, sNDA or MAA approvals and the initiation of certain first-in-human clinical trials. Forty percent of the performance shares have a product revenue trigger for 12 consecutive months before the end of the three-year performance period that was determined by the Compensation Committee in February 2022. The remaining ten percent is tied to the relative performance of the Company’s stock to the Nasdaq Biotechnology Index (NBI) between January 1, 2022 and December 31, 2024, measured as a percentile compared to the aggregate performance over the same period of companies that made up the NBI as of January 1, 2022 (with no changes to the comparator group during the performance period other than removing and not replacing any delisted or suspended companies), and with a threshold achievement level at the 25th percentile and an outperform achievement level at the 75th percentile. Depending on the results actually achieved for all of these three metrics, the payout on these performance shares can vary from 0% to 150% of target. These performance shares comprised 1/3 of a U.S. executive officer’s target equity compensation awarded in connection with our annual equity grants. The Compensation Committee believes that these performance shares align our executive officers’ interest even more closely with the financial performance of our Company and the eventual value delivered to stockholders.

The section under the heading “Executive Compensation—Compensation Discussion and Analysis—Key Elements of Executive Compensation—Equity-Based Incentive Awards” on pages 60 and 61 of the Proxy Statement is supplemented by the following:

In January 2023, the Compensation Committee evaluated the final achievement of the objectives relating to the performance shares granted in July 2020 to our U.S.-based executive officers, and determined that an aggregate of 98.95% of the shares were earned. Fifty percent of the performance shares had a product revenue trigger for Jakafi that was achieved at the 104.5% level by Jakafi revenue reaching $2,409 million for 2022, in excess of the target level of $2,400 million. Twenty-five percent of the performance shares were associated with the achievement of development objectives tied to our LIMBER program, which were not achieved. Twenty percent of the performance shares were associated with the approval of NDAs/sNDAs or MAAs, and were achieved at the outperform 200% level, in excess of the target level of four such approvals, with the approval of the NDAs for Opzelura, Pemazyre and Monjuvi and sNDAs for Jakafi for the treatment of cGVHD, Opzelura for the treatment of vitiligo and Pemazyre for the treatment of refractory myeloid/lymphoid neoplasms with FGFR1 rearrangement by the end of the performance period. Five percent of the performance shares were tied to the initiation of first in human clinical trials, and were achieved at the 134% level, in excess of the target level of 6 such trials initiated, with the initiation of clinical trials for INCB99280 (PD-1), INCB99318 (PD-L1), INCB106385 (A2A/A2B), INCB00928 (ALK2), INCB123667 (CDK2), INCA00186 (CD73), and INCB50465 (topical parsaclisib HV) by the end of the performance period. The earned shares will vest on the third anniversary of the July 2, 2020 grant date, subject to the holder’s continued service through that date.